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                                                                     EXHIBIT 8.1



                                                              September 21, 2000



Terra Networks, S.A.


Via de las Dos Castillas, 33


Complejo Atica, Edificio 1


Pozuelo de Alarcon


28223 Madrid


Spain



Dear Sir/Madam:



     TERRA NETWORKS, S.A. -- SHARE EXCHANGE: LYCOS, INC.



     We have acted as Spanish counsel for Terra Networks, S.A., a corporation (sociedad anonima) organized under the laws of the Kingdom of Spain (the "Company"), in connection with a share exchange of shares of the Company for shares of Lycos, Inc. under the laws of the State of Virginia (the "Share Exchange"), as described in the F-4 Registration Statement, Registration no. 333-12208 (the "F-4 Registration Statement").



     We hereby confirm that the discussion set forth in the proxy statement/prospectus included in the F-4 Registration Statement in Part IV, under the Caption "Spanish Tax Consequences" is our opinion.



     We are lawyers admitted to practice in the Kingdom of Spain, and the foregoing opinion is limited to the laws of the Kingdom of Spain as in effect on the date hereof.



     We hereby consent to the filing of this opinion as an Exhibit to the F-4 Registration Statement.



                                          Very truly yours,



                                          Luis de Carlos



                                          URIA & MENENDEZ